UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14A-101)

INFORMATION REQUIRED IN

PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

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InVivo Therapeutics Holdings Corp.
(Name of Registrant as Specified in its Charter)

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The following is a transcript of a video of Richard Toselli, President, Chief Executive Officer and a Director for InVivo Therapeutics, which was posted on InVivo Therapeutics’ website at 4:15 p.m ET on July 9, 2021.

Hello. My name is Dr. Richard Toselli, and I’m the CEO of InVivo Therapeutics, as well as a Board member. I’m here today to remind you, our valued stockholders, of our upcoming Annual Meeting of Stockholders, as well as, to emphasize the how important it is that you cast your vote.

InVivo’s Annual Meeting will be held virtually on Friday, July 16th at 11a.m., ET.

Stockholders holding common stock as of the close of business on the meeting’s record date, Monday, May 17th, 2021 are entitled to vote at the meeting, even if you have subsequently sold your shares.

But more importantly, your YES vote for our proxy proposals is critical, as they are essential to our continuing as a vital, productive, and growing company with a clear and steady path forward.

As you may know, InVivo is dedicated to addressing a significant unmet need in today’s marketplace. Namely, we have been aiming to develop a technology that improves the quality of life for those who have experienced an acute spinal cord injury or SCI. These patients currently have no treatment options available, and despite some surgical advances, there has been limited progress in returning these otherwise healthy individuals to a more normal life.

I’m urging stockholders to follow the recommendation of our Board of Directors’ and to vote in favor of all the proposals, including: 1) the election of directors, 2) the increase in authorized shares of common stock, 3) the authorization of shares of “blank-check” preferred stock, 4) the amendment to our 2015 Equity Incentive Plan and 5) the ratification of our independent registered public accounting firm.

While all of the proposals are extremely important, I’d like to emphasize the importance of Proposal #2 in particular – “the proposal to increase the number of authorized shares of common stock”. A favorable vote on this proposal is critical due to the following:

First, we are a clinical and development stage company that currently has both limited cash resources and authorized shares available. We are requesting an increase to our authorized shares to provide us with the flexibility to execute on potential future equity financings in an effort to fund the business on a go forward basis. Fundraising is critical for us to continue the development of the Neuro-Spinal Scaffold.

Second, it will also provide us with the ability to explore strategic transactions, including ones that would have the potential to expand our product portfolio. While we are currently laser focused on the development of the Neuro-Spinal Scaffold, we may also potentially look to expand our focus in an effort to create a more diversified product offering.

As a stockholder, I’m sure you understand the need both to finish what we have started, and to have the ability to grow and expand beyond our current capabilities and circumstances.

As a result, I urge you to vote your proxy by no later than 11:59pm ET on Thursday, July 15, 2021 for your vote to be counted if you don’t plan on attending the virtual annual meeting. As time is short, we recommend voting by Internet by going to http://www.proxyvote.com with your proxy card in hand. You will be prompted to enter your control number, and then you can submit your electronic ballot.

If you have questions regarding your proxy statement, please contact our specialists at (877) 787-9239.

We value our stockholders as they are among the most valuable assets any publicly traded company may have. We appreciate your immediate action and urge you to follow the recommendation of our Board of Directors’ and to vote in favor of these important proxy items.

We look forward to continuing to grow this company together with you, and to providing you with updates on our progress in the development of our investigational Neural-Spinal Scaffold, which we aim to be one of the most exciting advances in spinal cord injury treatment options. Thank you for your time on this matter, and don’t hesitate to reach out to the Company with any questions. Our contact information can be found on our website.

Thank you.